        Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of American Apparel, Inc. on Form S-8, File Nos. 333-163322 and 333-150293 of our report dated March 5, 2013, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of American Apparel, Inc. and Subsidiaries as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 and our report dated March 5, 2013 with respect to our audit of the effectiveness of internal control over financial reporting of American Apparel, Inc. as of December 31, 2012, which reports appear in the Annual Report on Form 10-K of American Apparel, Inc. for the year ended December 31, 2012.

/s/ Marcum LLP
Marcum LLP
Melville, New York
March 5, 2013